Exhibit 99.1

News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Arthur F. Starrs Joins the Board of Directors of Dine Brands Global, Inc.

PASADENA, Calif. – May 15, 2023 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, announced today that Arthur (Artie) F. Starrs will be joining as a new independent member of its Board of Directors.

Starrs currently serves as the Chief Executive Officer of Topgolf and has served in such capacity since April 2021. He is responsible for Topgolf’s global businesses, which include domestic and international Topgolf venues, Toptracer, and Topgolf Media.

“During the last 25 years of his career, Artie has gained tremendous experience as a C-Suite and executive leader of well-known brands and large corporations. His background in management and finance, and his service on the boards of directors of both public and private companies make him a valuable addition to Dine Brands’ Board of Directors,” said Richard Dahl, Chairman of the Board of Directors, Dine Brands Global, Inc.

Prior to Topgolf, Starrs was the Global CEO of Pizza Hut, a division of Yum! Brands, from July 2019 until April 2021. Before assuming the role of CEO, he held positions as President, General Manager, Chief Financial Officer and Vice President of Finance at Pizza Hut U.S. Starrs also previously served on the Board of Directors for Grubhub, Inc. and currently serves as a board member for Five Iron Golf. He is a member of numerous non-profit boards, including The First Tee of Greater Dallas, First Book, The Greater Dallas Youth Orchestra, and Greenhill School.

“Artie’s work in the restaurant and hospitality industry, as well as his experience with franchisees, complements the existing Board Members and supports the future growth and innovation of our brands,” Dahl added.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of March 31, 2023, these three brands consisted of 3,600 restaurants, across 17 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

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